Exhibit 3.97

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “DHG SERVICES, LLC”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF OCTOBER, A.D. 2009, AT 12:51 O’CLOCK P.M.

/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
4747423 8100	Authentication: 10310831
SR# 20150651702	Date: 10-27-15
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:03 PM 10/29/2009 FILED 12:51 PM 10/29/2009 SRV 090974865 – 4747423 FILE

CERTIFICATE OF FORMATION

OF

DHG SERVICES, LLC

This Certificate of Formation of DHG Services, LLC dated as of October 29, 2009 is being duly executed and filed by Joshua L. Celeste, an Authorized Representative, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et. seq.).

FIRST. The name of the limited liability company is DHG Services, LLC (the “Company”).

SECOND. The address of the Company’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the Company’s registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of October, 2009.

/s/ Joshua L. Celeste
Joshua L. Celeste, Authorized Representative